 Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
December 10, 2010	www.mayerbrown.com

OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California  95119

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to OCZ Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 on a registration statement on Form S-1 (the “Registration Statement”) of 7,139,960 outstanding shares of common stock, $0.0025 par value (“Common Shares”), of the Company (the “Outstanding Shares”) and an aggregate of 1,999,194 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrant Shares”).  In connection therewith, we have examined such documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Outstanding Shares are and the Warrants Shares, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP

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